Exhibit 99

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan
Neogen Vice President & CFO
517/372-9200

Neogen chairman to gift stock

LANSING, Mich., April 6, 2018 — Neogen Corporation (NASDAQ: NEOG) announced today that Executive Chairman James Herbert intends to make a significant gift of Neogen stock to a charitable organization that he and his wife have supported for many years.

The company advised that according to Herbert’s plan the stock gift might be as much as 400,000 shares over the coming months. However, this amount would still represent less than 30% of Herbert’s Neogen stock ownership.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in worldwide biosecurity products, animal genomics testing, and the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals and veterinary instruments.

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